Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

September 12, 2013

September 12, 2013 The Atlantic Trust Select MLP index (the “index”) is designed to provide exposure to a basket of midstream U.S. and Canadian master limited partnerships, limited liability companies and corporations (collectively, “M LPs”) in the GICS Energy Sector and GICS Gas Utilities industry that trade on major U.S. exchanges and meet certain eligibility criteria, including long-term credit rating, the portion of cash flow driven by mid-stream operations and size as measured by free-float market capitalization and average daily trading value. The table below shows, as of the date set forth below, the constituent MLPs included in the index, the ticker symbols of each index constituent, the target weight of each index constituent and whether the index constituent represents a limited partnership p interest in a M LP or a an interest in the general partner of a M LP. An investment in the ETNs linked to the index involves significant risks and may not be suitable for all investors. For more information on risks associated with the ETNs, please see Selected Risk Considerations’ be low and the risk factors included in the relevant prospectus. Name Ticker Reference Target Weight Type Energy Transfer Partners LP ETP 8.00% LP Enterprise Products Partners LP EPD 8.00% LP Kinder Morgan Energy Partners LP KMP 8.00% LP Plains All American Pipeline LP PAA 8.00% LP Magellan Midstream Partners LP MMP 7.71% LP Williams Partners LP WPZ 4.34% LP Buckeye Partners LP BPL 4.23% LP Enbridge Energy Partners LP EEP 3.98% LP ONEOK Partners LP OKS 3.97% LP El Paso Pipeline Partners LP EPB 3.50% LP Sunoco Logistics Partners LP SXL 2.82% LP Western Gas Partners LP WES 2.52% LP Boardwalk Pipeline Partners LP BWP 2.25% LP DCP Midstream Partners LP DPM 1.90% LP TC Pipelines LP TCP 1.42% LP Spectra Energy Partners LP SEP 1.35% LP Enbridge Inc ENB 4.00% GP Energy Transfer Equity LP ETE 4.00% GP Kinder Morgan Inc KM1 4.00% GP ONEOK Inc OKE 4.00% GP Spectra Energy Corporation SE 4.00% GP The Williams Companies, Inc WMB 4.00% GP TransCanada Corporation TRP 4.00% GP Source: Barclays, target weights as of 08/30/2013 Selected Risk Considerations Selected Risk Considerations An investment in any ETNs linked to the Atlantic Trust Select MLP Index (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the Volume Weighted Average Price (“VWAP”) level of the Index between the inception date and the applicable valuation date. Additionally, if the VWAP level is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the VWAP value has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or Issuer Redemption: Barclays Bank PLC will have the right to redeem or “call” the ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. The Payment on the ETNs is Linked to the VWAP Level, Not to the Closing Level of the Index and Not to the Published Intraday Indicative Value of the ETNs: Your payment at maturity or upon early redemption is linked to the performance of the VWAP level, as compared to the initial VWAP level. Although the VWAP level is intended to track the performance of the Index, the calculation of the VWAP level is different from the calculation of the official closing level of the Index. Therefore, the payment at maturity or early redemption of your ETNs, may be different from the payment you would receive if such payment were determined by reference to the official closing level of the Index. No Guaranteed Coupon Payments: You are not guaranteed to receive coupon payments on the ETNs. You will receive a coupon payment on a coupon payment date only to the extent that the accrued dividend exceeds the accrued investor fee on the relevant coupon valuation date. The amount of the accrued dividend on any coupon valuation date depends in part on the aggregate cash value of distributions that a reference holder would have been entitled to receive in respect of the index constituents prior to the relevant coupon valuation date. Market and Volatility Risk: The return on the ETNs is linked to the performance of the VWAP level of the Index which, in turn, is linked to the performance of the master limited partnerships and other securities that are included as index constituents at any time. The prices of the index constituents may change unpredictably and, as a result, affect the level of the Index and the value of your ETNs in unforeseeable ways. Concentration Risk: The index constituents are companies in the Energy Sector or Gas Utilities Sector, as determined by the GICS® classification system. In addition, many of the index constituents are smaller, non-diversified businesses that are exposed to the risks associated with such businesses, including the lack of capital funding to sustain or grow businesses and potential competition from larger, better financed and more diversified businesses. The ETNs are susceptible to general market fluctuations in the energy and gas MLP market and to volatile increases and decreases in value, as market confidence in, and perceptions regarding the index constituents change. Your investment may therefore carry risks similar to a concentrated securities investment in one industry or sector. A Trading Market for the ETNs May Not Develop: Although we plan to apply to list the ETNs on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Tax Treatment: Significant aspects of the tax treatment of the ETNs may be less favorable than a direct investment in MLPs and are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.etnplus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-888 227 2275 (ext. 2-3430), or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. Atlantic Trust Select MLP Index is a trademark of Barclays Bank PLC. ©2013 Barclays Bank PLC. All rights reserved. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED NO BANK GUARANTEE MAY LOSE VALUE